Exhibit 10.8

LEASE AGREEMENT

between

NL VENTURES V NAVE, L.P.

as Lessor

and

A.R.E. INC.

as Lessee

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) dated as of September 27, 2004, is made and entered into between NL VENTURES V NAVE, L.P., a Texas limited partnership (“Lessor”), and A.R.E. Inc., an Ohio corporation (“Lessee”).

ARTICLE I

Section 1.01 Lease of Premises; Title and Condition. Upon and subject to the terms and conditions herein specified, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the premises (the “Premises”) consisting of:

(a) that parcel of land more particularly described in Exhibit A attached hereto and made a part hereof for all purposes having an address at 400 Nave Road, S.E., Massillon, Ohio, together with all of Lessor’s right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with such parcel of land and to all public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting such parcel of land (collectively, the “Land”); and

(b) all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land and all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the buildings, including, but not limited to, all other building systems and fixtures necessary to the operation of the buildings, but excluding all personal property now or hereafter belonging to Lessee and Severable Property (as defined in Section 3.01 hereof) (collectively, the “Improvements”).

The Premises are leased to Lessee in their present condition without representation or warranty by Lessor and subject to the rights of parties in possession, to the existing state of title, to all applicable Legal Requirements (as defined in Section 5.02(b)) now or hereafter in effect and to Permitted Exceptions listed in Exhibit B attached hereto and made a part hereof for all purposes. Lessee has examined the Premises and title to the Premises and has found all of the same satisfactory for all purposes. LESSOR LEASES AND WILL LEASE AND LESSEE TAKES AND WILL TAKE THE PREMISES AS IS. LESSEE ACKNOWLEDGES THAT LESSOR (WHETHER ACTING AS LESSOR HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE NOR SHALL LESSOR BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) VALUE, (v) COMPLIANCE WITH SPECIFICATIONS, (vi) LOCATION, (vii) USE, (viii) CONDITION, (ix) MERCHANTABILITY, (x) QUALITY, (xi) DESCRIPTION, (xii) DURABILITY, (xiii) OPERATION, (xiv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE,

HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xv) COMPLIANCE OF THE PREMISES WITH ANY LAW; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PREMISES HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LESSOR SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). The provisions of this paragraph have been negotiated and are intended to be a complete exclusion and negation of any warranty by Lessor, express or implied, with respect to any of the Premises, arising pursuant to the Uniform Commercial Code or any other law now or hereafter in effect or arising otherwise.

Section 1.02 Use. Lessee may use the Premises for the manufacture of pickup truck caps, lids, rooftop carriers and other related products or any other product Lessee chooses to manufacture, warehouse or distribute that does not otherwise violate the guidelines of this Section 1.02 or Legal Requirements and for no other purpose. Lessee shall not knowingly use or occupy or permit any of the Premises to be used or occupied, nor knowingly do or permit anything to be done in or on any of the Premises, in a manner which would (i) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it unreasonably difficult or impossible to obtain any such insurance at commercially reasonable rates, (ii) make void or voidable, cancel or cause to be canceled or release any warranty, guaranty or indemnity running to the benefit of the Premises or the Lessor, (iii) cause structural injury to any of the Improvements, or (iv) constitute a public or private nuisance or waste.

Section 1.03 Term. This Lease shall be for an Interim Term, if any, beginning as of the date hereof and ending at midnight on the last day of the month including the date hereof and a Primary Term of Twenty (20) years beginning on October 1, 2004, and ending at midnight on September 30, 2024. The time period during which this Lease shall actually be in effect, including the Interim Term, the Primary Term and any Extended Term for which the right to extend is exercised, as any of the same may be terminated prior to their scheduled expiration pursuant to the provisions hereof, is sometimes referred to herein as the “Term” or “Lease Term.”

Section 1.04 Options To Extend the Term. Unless an Event of Default (as defined herein) has occurred and is continuing at the time any option is exercised, Lessee shall have the right and option to extend the Lease Term for four (4) additional periods of five (5) years each, each commencing at midnight on the day on which the then existing term of this Lease expires (an “Extended Term”), unless this Lease shall expire or be terminated pursuant to any provision hereof. Lessee shall exercise its option to extend the Lease Term for each of the Extended Terms by giving written notice of intent to Lessor at any time not more than 24 or less than 12 months prior to the expiration of the then existing Term or Extended Term. If Lessee timely and properly exercises the foregoing option(s), the Basic Rent due shall be as set forth in Exhibit D and all other terms and conditions of this Lease shall be applicable. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 1.04.

Section 1.05 Rent. In consideration of this Lease, during the Term, Lessee shall pay to Lessor the amounts set forth in Exhibit D as annual basic rent for the Premises (“Basic Rent”). Lessee shall pay Basic Rent to Lessor (or to Lessor’s Mortgagee, upon Lessor’s request) by wire transfer, in immediately available funds, as follows:

Bank: [redact]

ABA Routing #: [redact]

Account Number: [redact]

Account Name: [redact]

For further credit to: [redact]

Account Name: [redact]

Merrill Lynch contact: [redact]

or at such other address or to such other person as Lessor from time to time may designate. Lessor shall give Lessee not less than 15 days’ prior written notice of any change in the address to which such payments are to be made. If the party entitled to receive Basic Rent or such party’s address shall change, Lessee may, until receipt of notice of such change from the party entitled to receive Basic Rent immediately preceding such change, continue to pay Basic Rent and additional charges to the party to which, and in the manner in which, the preceding installment of Basic Rent or additional charges, as the case may be, was paid. Such annual rentals shall be paid in equal monthly installments in advance on the first day of each month, except for any Basic Rent due for the rental of the Premises during the Interim Term which shall be payable in advance on or before the date hereof. Any rental payment made in respect of a period which is less than one month shall be prorated by multiplying the then applicable monthly rental by a fraction the numerator of which is the number of days in such month with respect to which rent is being paid and the denominator of which is the total number of days in such month. Lessee shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Basic Rent, and recurring additional charges when due and payable, without notice or demand.

ARTICLE II

Section 2.01 Maintenance and Repair.

(a) Lessee acknowledges that it has received the Premises in the condition disclosed in the Property Condition Assessment (the “Assessment”), prepared by Aaron & Wright Technical Services dated September 22, 2004. Lessee, at its own expense, agrees to repair or cause to be repaired all of the necessary repairs cited in the Assessment Immediate Needs chart within ninety (90) days after the date hereof. Lessee, at its own expense, will maintain all parts of the Premises in as good repair, appearance and condition as when received, less normal wear and tear, and will take all action and will make all structural and nonstructural, foreseen and unforeseen and ordinary and extraordinary changes and repairs which may be required to keep all parts of the Premises in as good repair and condition as when received, less normal wear and tear, (including, but not limited to, all painting, glass, utilities, conduits, fixtures and equipment, foundation, roof, exterior walls, heating and air conditioning systems, wiring, plumbing, sprinkler systems and other utilities, and all paving, sidewalks, roads, parking areas, curbs and gutters and fences). Upon reasonable request of Lessor and no more frequently than annually, Lessee, at its own expense, will retain an independent consultant reasonably approved of by Lessor to conduct inspections of the roof and the heating and air conditioning systems of the Premises and to provide Lessee and Lessor with a written report of its findings. Lessee shall promptly cause a licensed contractor to perform any necessary repairs or maintenance measures reflected in such report. Lessor, its contractors, subcontractors, servants, employees and agents, shall have the right to enter upon the Premises with prior notice (except in the event of an emergency, in which case no notice shall be required) to inspect same to ensure that all parts of the Premises are maintained in as good repair and condition as when received, less normal wear and tear, and Lessee shall not be entitled to any abatement or reduction in rent by reason thereof. Lessor shall not be required to maintain, repair or rebuild all or any part of the Premises. Lessee waives the right to require Lessor to maintain, repair or rebuild all or any part of the Premises or make repairs at the expense of Lessor pursuant to any Legal Requirement, Agreement, contract, covenant, condition or restrictions at any time.

(b) If all or any part of the Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the agreements or conditions affecting the Premises or any part thereof, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises are subject, then, promptly after written request of Lessor (unless such encroachment, violation, hindrance, obstruction or impairment is a Permitted Exception) or of any person so affected, Lessee shall, at its expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom or (ii) if Lessor consents thereto, make such changes, including alteration or removal, to the Improvements and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments. To the extent any easements are, in Lessor’s good faith judgment, necessary for Lessee’s use and occupancy of the Premises as contemplated by this Lease, upon Lessee’s written request, Lessor will execute such easements.

Section 2.02 Alterations, Replacements and Additions. Lessee may, at its expense, make additions to and alterations of the Improvements, and construct additional Improvements, provided that (i) the fair market value, the utility, the square footage or the useful life of the Premises shall not be lessened thereby, (ii) such work shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and the requirements of all insurance policies required to be maintained by Lessee hereunder, (iii) no structural alterations shall be made to the Improvements or structural demolitions conducted in connection therewith unless Lessee shall have obtained Lessor’s consent and furnished Lessor with such surety bonds or other security acceptable to Lessor as shall be reasonably acceptable to Lessor (but in no event greater than the cost of such alterations or demolitions), (iv) no additions, replacements or alterations, other than cosmetic, interior or nonstructural alterations, which cost in excess of $250,000 shall be made unless prior written consent from Lessor and Lessor’s

Mortgagee shall have been obtained, which consent shall not be unreasonably withheld, and (v) no Event of Default exists. Cosmetic, interior or nonstructural alterations (including demolition or construction of interior demising walls that are non-structural and non load-bearing) that cost $250,000 or less shall not require prior written consent from Lessor or Lessor’s Mortgagee. All additions and alterations of the Premises, without consideration by Lessor, shall be and remain part of the Premises (not subject to removal upon termination) and the property of Lessor and shall be subject to this Lease. To the extent that Lessor shall fail to respond in writing to any request for consent by Lessee pursuant to this Section 2.02 within 15 business days after receipt of such request, Lessor’s consent will be deemed to have been given.

ARTICLE III

Section 3.01 Severable Property. Lessee may, at its expense, install, assemble or place on the Premises and remove and substitute any trade fixtures, machinery, equipment, furniture, furnishings, inventory or other personal property used or useful in Lessee’s business, and/or personal property owned by third parties, including but not limited to the RTO, all as more particularly described in Exhibit C attached hereto and made a part hereof for all purposes (collectively, the “Severable Property”), and title to same shall remain in Lessee or such third parties. Upon the written request of Lessee, Lessor will confirm in writing that is does not own or claim any interest in the Severable Property.

Section 3.02 Removal. Lessee may remove the Severable Property at any time during the Lease Term. Any of Lessee’s Severable Property not removed by Lessee prior to the expiration of the Lease or sixty (60) days after an earlier termination shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without obligation to account therefor. Lessee will repair at its expense all damage to the Premises necessarily caused by the removal of Lessee’s Severable Property, whether effected by Lessee or by Lessor.

ARTICLE IV

Section 4.01 Lessee’s Assignment and Subletting. Lessee may, for its own account, assign this Lease or sublet the use of all or any part of the Premises for the Interim Term or the Primary Term of this Lease so long as no Event of Default shall exist hereunder and Lessee shall have obtained Lessor’s and, if any Mortgagee of Lessor shall require, such Mortgagee’s prior written consent to such assignment or sublease. Each such assignment or sublease shall expressly be made subject to the provisions hereof. No such assignment or sublease shall modify or limit any right or power of Lessor hereunder or affect or reduce any obligation of Lessee hereunder, and all such obligations shall be those of Lessee and shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made, such liability of the Lessee named herein to continue notwithstanding any subsequent modifications or amendments of this Lease; provided, however, that (other than with respect to any modifications required by law or on account of bankruptcy or insolvency) if any modification or amendment is made without the consent of Lessee named herein, such modification or amendment shall be ineffective as against Lessee named herein to the extent, and only to the extent, that the same shall increase the obligations of Lessee, it being expressly agreed that Lessee named herein shall remain liable to the full extent of this Lease as if such modification had not been made. Neither this Lease nor the Lease Term hereby demised shall be mortgaged by Lessee, nor shall Lessee mortgage or pledge its interest in any sublease of the Premises or the rentals payable thereunder. Any sublease made otherwise than as expressly permitted by this Section 4.01 and any assignment of Lessee’s interest hereunder made otherwise than as expressly permitted by this Section 4.01 shall be void. Lessee shall, within 20 days after the execution of any assignment or sublease, deliver a conformed copy thereof to Lessor.

Section 4.02 Transfer or Pledge by Lessor. Lessor shall be free to transfer its fee interest in the Premises or any part thereof or interest therein, subject, however, to the terms of this Lease. Any such transfer shall relieve the transferor of all liability and obligation hereunder (to the extent of the interest transferred) accruing after the date of the transfer and any assignee shall be bound by the terms and provisions of this Lease. Lessor shall be free to pledge or mortgage its interest in the Premises and this Lease on the condition that either (i) this Lease shall be superior to such pledge or mortgage; or (ii) if this Lease is to be subordinate to the mortgage of any Mortgagee of Lessor, Lessee receives a non-disturbance agreement reasonably acceptable to Lessee from the holder of such pledge or mortgage.

Section 4.03 Assignment/Subletting Exceptions. Notwithstanding the provisions of Section 4.01, Lessee shall have the right to assign its interest in this Lease or sublet all or any portion of the Premises at any time without the consent of Lessor or any Mortgagee of Lessor to (i) the surviving entity of any merger or consolidation between Lessee and its parent, (ii) any Affiliate of Lessee, or (iii) to any person or entity who purchases substantially all of the assets of Lessee, so long as any proposed assignee or sublessee has a Tangible Net Worth equal to or greater than the greater of (i) the Tangible Net Worth of Lessee at such time, or (ii) $5,000,000.00, as shown on such prospective assignee’s or sublessee’s balance sheet prepared in accordance with GAAP within three (3) months prior to such assignment or sublease. Provided, however, the exceptions afforded Lessee above in this Section shall be conditioned on the following:

(a) Lessee is not then in default beyond applicable notice and cure periods hereunder;

(b) Lessor is provided a copy of such assignment or sublease;

(c) Any subletting of the Premises shall be subject to the terms of this Lease and Lessee shall remain liable hereunder, as same may be amended from time to time;

(d) Each sublease permitted under this Section shall contain provisions to the effect that (i) such sublease is only for actual use and occupancy by the sublessee; (ii) such sublease is subject and subordinate to all of the terms, covenants and conditions of this Lease and to all of the rights of Lessor hereunder; (iii) that any security deposit paid by sublessee shall be pledged to Lessor subject to the terms of the sublease and subject to Lessee’s right to apply the security deposit in accordance with the sublease; and (iv) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder will, at Lessor’s option, attorn to Lessor and waive any rights the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease;

(e) Lessee agrees to pay on behalf of Lessor any and all reasonable out-of-pocket costs of Lessor, including reasonable attorneys’ fees paid or payable to outside counsel, occasioned by such subletting or assignment. Further, Lessee agrees that Lessor shall in no event be liable for any leasing commissions, finish-out costs, rent abatements or other costs, fees or expenses incurred by Lessee in subleasing or assigning or seeking to sublease or assign its leasehold interest in the Premises, and Lessee agrees to indemnify, defend and hold harmless Lessor and its partners, and their respective officers, directors, shareholders, agents, employees and representatives from, against and with respect to any and all such commissions, costs, fees and expenses; and

(f) Such assignee agrees in writing to honor and perform all of the obligations of Lessee hereunder from and after the date of such assignment.

For the purposes of this Section, “Affiliate” shall be defined as with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, and shall include the spouse of any natural person, with the term “control” and any derivatives thereof meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. “Person” shall mean an individual, partnership, association, corporation or other entity.

ARTICLE V

Section 5.01 Net Lease.

(a) It is expressly understood and agreed by and between the parties that this Lease is an absolute net lease, and the Basic Rent and all other sums payable hereunder to or on behalf of Lessor shall be paid without notice or demand and without setoff, counterclaim, abatement, suspension, deduction or defense, except as set forth herein.

(b) Except as otherwise expressly provided in the Lease, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease or be entitled to the abatement of any rent or any reduction thereof, nor shall the obligations hereunder of Lessee be otherwise affected, by reason of any damage to or destruction of all or any part of the Premises from whatever cause, the taking of the Premises or any portion thereof by condemnation or otherwise, the prohibition, limitation or restriction of Lessee’s use of the Premises which does not arise by or through Lessor, any default on the part of Lessor which does not violate Lessor’s covenant of quiet enjoyment, any latent or other defect in any of the Premises, the breach of any warranty of any seller or manufacturer of any of the Improvements or Severable Property, any violation of any provision of this Lease by Lessor which does not violate Lessor’s covenant of quiet enjoyment, the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Lessor which does not violate Lessor’s covenant of quiet enjoyment, the exercise of any remedy, including foreclosure, under any mortgage or collateral assignment, any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Lessor, any trustee, receiver or liquidator of Lessor or any court under the Federal Bankruptcy Code or otherwise which does not violate Lessor’s covenant of quiet enjoyment, and market or economic changes (so long as those changes do not violate Lessor’s covenant of quiet enjoyment), or unlawful interference with such use by any private person or corporation unrelated to Lessor, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the rent and all other charges payable hereunder to or on behalf of Lessor shall continue to be payable in all events and the obligations of Lessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall be terminated pursuant to an express provision of this Lease or which event violates Lessor’s covenant of quiet enjoyment. Nothing contained in this Section 5.01 shall be deemed a waiver by Lessee of any rights that it may have to bring a separate action with respect to any default by Lessor hereunder or under any other agreement.

(c) The obligations of Lessee hereunder shall be separate and independent covenants and agreements. Lessee covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and that, unless the event violates Lessor’s covenant of quiet enjoyment, Lessee will not take any action to terminate, rescind or avoid this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Lessor or any assignee of Lessor in any such proceeding and notwithstanding any action with respect to this Lease which may be taken by any trustee or receiver of Lessor or of any assignee of Lessor in any such proceeding or by any court in any such proceeding.

(d) Except as otherwise expressly provided in the Lease or the event violates Lessor’s covenant of quiet enjoyment, Lessee waives all rights now or hereafter conferred by law (i) to quit, terminate or surrender this Lease or the demised premises or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the rent, or any other sums payable hereunder to or on behalf of Lessor, regardless of whether such rights shall arise from any present or future constitution, statute or rule of law.

Section 5.02 Taxes and Assessments; Compliance With Law.

(a) Lessee shall pay, prior to delinquency: (i) all taxes, assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term imposed or levied upon or assessed against or which arise with respect to (A) the Premises, (B) any Basic Rent, additional rent or other sums payable hereunder, (C) this Lease or the leasehold estate hereby created or (D) the operation, possession or use of the Premises; (ii) all gross receipts or similar taxes directly on the rents (i.e., taxes based upon gross income which fail to take into account deductions with respect to depreciation, interest, taxes or ordinary and necessary business expenses, in each case relating to the Premises) imposed or levied upon, assessed against or measured by any Basic Rent, additional rent or other sums payable hereunder; (iii) all sales, value added, real and personal property, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the leasing, operation, possession or use of the

Premises; and (iv) all charges of utilities, communications and similar services serving the Premises. Notwithstanding the foregoing, Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income, capital gains or similar tax of or on Lessor unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Lessee is required to pay pursuant to this Section 5.02(a); provided, however, that if, at any time during the Lease Term, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Lessor a capital levy or other tax directly on the rents received therefrom, or upon the value of the Premises or any present or future improvement or improvements on the Premises, then all such levies and taxes or the part thereof so measured or based shall be payable by Lessee, and Lessee shall pay and discharge the same as herein provided. Lessee will furnish to Lessor, promptly after request therefor, proof of payment of all items referred to above which are payable by Lessee. If any such assessment may legally be paid in installments, Lessee may pay such assessment in installments; in such event, Lessee shall be liable only for installments which become due and payable with respect to any tax period occurring in whole or in part during the Lease Term hereof; provided, however, that all amounts referred to in this Section 5.02(a) for the fiscal or tax year in which the Lease Term shall expire shall be apportioned so that Lessee shall pay those portions thereof which correspond with the portion of such year as are within the Lease Term hereby demised.

(b) Lessee shall comply with and cause the Premises to comply with and shall assume all obligations and liabilities with respect to (i) all laws, ordinances and regulations and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, whether or not presently contemplated (collectively, “Legal Requirements”), as applied to the Premises or the ownership, operation, use or possession thereof (except for Lessor tax obligations as set forth herein) and (ii) all contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements, covenants, conditions and restrictions now or hereafter applicable to the Premises or the ownership, operation, use or possession thereof (other than covenants, conditions and restrictions imposed by Lessor without the consent of Lessee), including, but not limited to, all such Legal Requirements, contracts, agreements, covenants, conditions and restrictions which require structural, unforeseen or extraordinary changes; provided, however, that, with respect to any of the obligations of Lessee in clause (ii) above which are not now in existence, Lessee shall not be required to so comply unless Lessee is either a party thereto or has given its written consent thereto, or unless the same is occasioned by Legal Requirements or Lessee’s default (including any failure or omission by Lessee) under this Lease. Nothing in clause (ii) of the immediately preceding sentence or the following sentence shall modify the obligations of Lessee under Section 5.04 of this Lease.

(c) Lessee shall, in addition to and concurrently with the payment of Basic Rent as required in subsection 1.04(a) hereof, pay into escrow one-twelfth of the amount (as reasonably estimated by Lessor) of the annual taxes and assessments described in subsection 5.02(a) hereof next becoming due and payable with respect to the Premises. Notwithstanding the foregoing, Lessee shall also be required to pay into escrow any other such amounts required by Lessor’s Mortgagee. Lessee shall also pay to Lessor on demand therefor the amount by which the actual taxes and assessments exceed the payment by Lessee required in this subsection. Lessor shall contemporaneously and automatically provide Lessee with written evidence that said tax obligations have been paid out of escrow as they become due and payable.

Section 5.03 Liens. Lessee will remove and discharge any charge, lien, security interest or encumbrance upon the Premises or upon any Basic Rent, additional rent or other sums payable hereunder which arises for any reason, including, without limitation, all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises or by reason of labor or materials furnished or claimed to have been furnished to Lessee or for the Premises, but not including (i) the liens and encumbrances set forth in Exhibit B, (ii) this Lease and any assignment hereof or any sublease permitted hereunder and (iii) any mortgage, charge, lien, security interest or encumbrance created or caused by or through Lessor or its agents, employees or representatives without the consent of Lessee. Lessee may provide a bond or other security reasonable acceptable to Lessor (but in no event greater in amount than the amount of such encumbrance) to remove or pay all costs associated with the removal of any such lien, provided the conditions of Section 5.05 shall be satisfied. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance (on behalf of or for the benefit of Lessor) by any contractor, laborer, materialman or vendor, of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. NOTICE IS HEREBY GIVEN THAT LESSOR WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO LESSEE, OR TO ANYONE HOLDING AN INTEREST IN THE PREMISES OR ANY PART THEREOF THROUGH OR UNDER LESSEE, AND THAT NO MECHANIC’S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LESSOR IN AND TO THE PREMISES UNLESS BY OR THROUGH LESSOR OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITHOUT THE CONSENT OF LESSEE.

Section 5.04 Indemnification.

(a) Except for the negligence, breach of this Lease or willful misconduct of any Indemnified Party (as defined herein), Lessee shall defend all actions against Lessor and any partner, officer, director, member, employee or shareholder of the foregoing (collectively, “Indemnified Parties”), with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on or about the Premises, or connected with the use, condition or occupancy of any thereof, (ii) violation by Lessee of this Lease, (iii) use, act or omission of Lessee or its agents, contractors, licensees, sublessees or invitees and (iv) contest referred to in Section 5.05 of this Lease. LESSEE UNDERSTANDS AND AGREES THAT THE FOREGOING INDEMNIFICATION OBLIGATIONS OF LESSEE ARE EXPRESSLY INTENDED TO AND SHALL INURE TO THE BENEFIT OF THE INDEMNIFIED PARTIES EVEN IF SOME OR ALL OF THE MATTERS FOR WHICH SUCH INDEMNIFICATION IS PROVIDED ARE CAUSED OR ALLEGED TO HAVE BEEN CAUSED BY THE SOLE SIMPLE, JOINT OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES, BUT NOT TO THE EXTENT CAUSED BY THE

INDEMNIFIED PARTIES’ NEGLIGENCE, BREACH OF THIS LEASE OR WILLFUL MISCONDUCT. The obligations of Lessee under this Section 5.04 shall survive any termination, expiration, rejection in bankruptcy, or assumption in bankruptcy of this Lease.

(b) The rights and obligations of Lessor and Lessee with respect to claims by Lessor against Lessee brought pursuant to this Section 5.04 and Section 5.06 shall be subject to the following conditions:

(i) If Lessor receives notice of the assertion of any claim in respect of which it intends to make an indemnification claim under this Section 5.04 or Section 5.06, Lessor shall promptly provide written notice of such assertion to Lessee; provided that failure of Lessor to give Lessee prompt notice as provided herein shall not relieve Lessee of any of its obligations hereunder, except to the extent the Lessee is prejudiced by such failure. The notice shall describe in reasonable detail the nature of the claim and the basis for an indemnification claim under Section this Section 5.04 or Section 5.06, and shall be accompanied by all papers and documents which have been served upon Lessor and such other documents and information as may be appropriate to an understanding of such claim and the liability of Lessee to indemnify Lessor hereunder. Except as required by law, the Lessor shall not answer or otherwise respond to such claim or take any other action which may prejudice the defense thereof unless and until Lessee has been given the opportunity to assume the defense thereof as required by this Section 5.04 and refused to do so.

(ii) Upon receipt of an indemnification notice under this Section 5.04, the Lessee shall have the right, but not the obligation, to promptly assume and take exclusive control of the defense, negotiation and/or settlement of such claim; provided, however, that if the representation of both parties by Lessee would be inappropriate due to actual or potential differing interests between them, then the Lessee shall not be obligated to assume such defense. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Lessor shall have the right to select counsel, and the reasonable costs of such counsel shall be paid by Lessee. The parties acknowledge that, with respect to claims for which insurance is available, the rights of the parties to select counsel for the defense of such claims shall be subject to such approval rights as the insurance company providing coverage may have.

(iii) The party controlling the defense of a claim shall keep the other party reasonably informed at all stages of the defense of such claim. The party not controlling the defense of any claim shall have the right, at its sole cost and expense, to participate in, but not control, the defense of any such claim. Each party shall reasonably cooperate with the other in the defense, negotiation and/or settlement of any such claim. In connection with any defense of a claim undertaken by Lessee, Lessor shall provide Lessee, and its counsel, accountants and other representatives, with reasonable access to relevant books and records and make available such personnel of Lessor as Lessee may reasonably request.

Section 5.05 Permitted Contests.

(i) Lessee, at its expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, any Legal Requirement with which

Lessee is required to comply pursuant to Section 5.02(b) or any Environmental Law under Section 5.06, or the amount or validity or application, in whole or in part, of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Sections 2.01, 2.02, 5.02(a), 5.03 and 6.02, provided that unless Lessee has already paid such tax, assessment or charge (i) the commencement of such proceedings shall suspend the enforcement or collection thereof against or from Lessor and against or from the Premises, (ii) neither the Premises nor any rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost, (iii) Lessee shall have furnished such security, if any, as may be required in the proceedings and as may be reasonably required by Lessor, and (iv) if such contest be finally resolved against Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon. Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as reasonably may be required in any such contest. Lessee shall indemnify and save Lessor harmless against any cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom. Notwithstanding any other provision of this Lease to the contrary, Lessee shall not be in default hereunder in respect to the compliance with any Legal Requirement with which Lessee is obligated to comply pursuant to Section 5.02(b), any Environmental Law under Section 5.06, or in respect to the payment of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Section 2.01, 2.02, 5.02(a), 5.03 and 6.02 which Lessee is in good faith contesting.

(ii) Without limiting the provisions of Section 5.05(a), so long as no Lease Event of Default exists and the conditions set forth in Section 5.05(a) are satisfied, Lessor hereby irrevocably appoints Lessee as Lessor’s attorney-in-fact solely for the purpose of prosecuting a contest of any tax, assessment or charge which Lessee is obligated to pay. Such appointment is coupled with an interest. Notwithstanding the foregoing appointment, if Lessee determines it to be preferable in prosecution of a contest of a tax, assessment or charge, upon Lessee’s prior request, Lessor shall execute the real estate tax complaint and/or other documents reasonably needed by Lessee to prosecute the complaint as to such tax, assessment or charge and return same to Lessee within ten (10) days. In such event, Lessee shall pay all of Lessor’s costs and expenses in connection therewith, including, without limitation, reasonable attorneys’ fees and Lessee shall arrange for preparation of such documentation at Lessee’s sole cost and expense.

Section 5.06 Environmental Compliance.

(a) For purposes of this Lease:

(i) the term “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all applicable state and local environmental laws, ordinances, rules, requirements, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted and any and all other applicable federal, state or local laws, ordinances, rules, requirements, regulations and publications, now or hereafter existing, relating to (i) the preservation or regulation of the public health, welfare or environment, (ii) the regulation or control of toxic or hazardous substances or materials, or (iii) any wrongful death, personal injury or property damage that is caused by or related to the presence, growth, proliferation, reproduction, dispersal, or contact with any biological organism or portion thereof (living or dead), including molds or other fungi, bacteria or other microorganisms or any etiologic agents or materials; and

(ii) the term “Regulated Substance” shall mean and include any, each and all substances, biological and etiologic agents or materials now or hereafter regulated pursuant to any Environmental Laws, including, but not limited to, any such substance, biological or etiological agent or material now or hereafter defined as or deemed to be a “regulated substance,” “pesticide,” “hazardous substance” or “hazardous waste” or included in any similar or like classification or categorization thereunder.

(b) Lessee shall:

(i) not cause or permit any Regulated Substance to be placed, held, located, released, transported or disposed of on, under, at or from the Premises in violation of Environmental Laws;

(ii) contain at or remove from the Premises, or perform any other necessary remedial action regarding, any Regulated Substance in any way affecting the Premises if, as and when such containment, removal or other remedial action is required under any Environmental Laws and, whether or not so required, shall perform any containment, removal or remediation of any kind involving any Regulated Substance in any way materially adversely affecting the Premises in compliance with all Environmental Laws and, upon reasonable request of Lessor after consultation with Lessee (which request may be given only if Lessor has received information such that it reasonably believes that environmental contamination exists in violation of applicable Environmental Laws which may have a material adverse effect on the Premises), shall arrange a Phase I environmental assessment (as such term is defined now or hereafter by the environmental remediation industry), or such other or further testing or actions as may be required by Environmental Laws or as may be mutually agreed to by Lessor and Lessee, to be conducted at the Premises by qualified companies retained by Lessee specializing in environmental matters and reasonably satisfactory to Lessor in order to ascertain compliance with all Environmental Laws and the requirements of this Lease, all of the foregoing to be at Lessee’s sole cost and expense;

(iii) provide Lessor with written notice (and a copy as may be applicable) of any of the following within 10 days of receipt thereof: (A) Lessee’s obtaining knowledge or notice of any kind of the material presence, or any release, of any Regulated Substance in violation of applicable Environmental Laws in any way materially adversely affecting the Premises; (B) Lessee’s receipt or submission, or Lessee’s obtaining knowledge or notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local governmental or quasi-governmental authority regarding any Regulated Substance in violation of applicable Environmental Laws in any way materially adversely affecting the Premises; or (C) Lessee’s obtaining knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi-governmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance in violation of applicable Environmental Laws in any way materially adversely affecting the Premises, or of the filing or recording of any lien on the Premises or any portion thereof in connection with any such action or Regulated Substance in violation of applicable Environmental Laws in any way materially adversely affecting the Premises; and

(iv) subject to and in addition to the requirements of Section 5.04 hereof, defend all actions against the Indemnified Parties and Lessor’s Mortgagee and pay, protect, indemnify and save harmless the Indemnified Parties and Lessor’s Mortgagee from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature relating to any Environmental Laws, Regulated Substances or other environmental matters concerning the Premises except to the extent caused by or through Lessor, Lessor’s Mortgagee, or their agents, employees or representatives. The indemnity contained in this Section 5.06 shall survive the expiration or earlier termination of this Lease.

(c) Upon reasonable cause and prior written notice from Lessor, Lessee shall permit such reasonably qualified persons as Lessor may designate (“Site Reviewers’) to visit the Premises and perform environmental site investigations and assessments (“Site Assessments”) on the Premises for the purpose of determining whether there exists on the Premises any violation of Environmental Laws or any condition which could result in any violations of Environmental Laws. Such Site Assessments may include both above and below the ground environmental testing for violations of Environmental Laws and such other tests as may be necessary, in the reasonable opinion of the Site Reviewers, to conduct the Site Assessments. Subject to Lessee’s customary vendor Confidential Information, Trade Secret restrictions, and Attorney-Client Privilege, Lessee shall supply to the Site Reviewers such historical and operational information regarding the Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting a Site Assessment shall be paid by Lessee if such Site Assessment reveals any material violations of Environmental Laws that affect the Premises. So long as such Site Assessments do not reveal any material violation of Environmental Laws that affect the Premises, then Lessee shall only be responsible for the cost of one such Site Assessment per Lease Year.

If any violation of Environmental Laws occurs or is found to exist and, in Lessor’s reasonable judgment based upon the written bids of reputable environmental professionals, the cost of remediation of, or other response action with respect to, the same is likely to exceed $100,000, Lessee shall provide to Lessor, within ten (10) days after Lessor’s request therefor, adequate financial assurances that Lessee will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Lessor in form and substance and in an amount equal to or greater than Lessors’ reasonable estimate, based upon a Site Assessment performed pursuant to this Paragraph, of the anticipated cost of such remedial action. Notwithstanding any other provision on this Lease, if a violation of Environmental laws occurs or is found to exist and the Term would otherwise terminate or expire, then, at the option of Lessor, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws, (ii) the date specified in a written notice from Lessor to Lessee terminating this Lease, or (iii) the posting of financial assurances in accordance with this Paragraph.

If Lessee fails to correct any violation of Environmental Laws which occurs or is found to exist, Lessor shall have the right (but no obligation) to take any and all actions as Lessor shall reasonably deem necessary or advisable in order to cure such violation of Environmental Laws.

All future leases, subleases or concession agreements permitted by this Lease relating to the Premises entered into by Lessee shall contain covenants of the other party not to knowingly at any time (i) cause any violation of Environmental Laws to occur or (ii) permit any Person occupying the Premises through said subtenant or concessionaire to knowingly cause any violation of Environmental Laws to occur.

ARTICLE VI

Section 6.01 Procedure Upon Purchase.

(a) If Lessee shall purchase the Premises pursuant to Section 6.01(d) or Section 6.02 of this Lease, Lessor shall convey or cause to be conveyed title thereto by special warranty deed, free of any mortgage imposed by Lessor and subject only to this Lease, the lien of any taxes, exceptions subject to which the Premises were conveyed to Lessor, exceptions created or consented to or existing by reason of any action or inaction by Lessee and all Legal Requirements.

(b) Upon the date fixed for any purchase of the Premises pursuant to Section 6.01(d) or 6.02 of this Lease, Lessee shall pay to Lessor the purchase price therefor specified herein in immediately available funds, together with all Basic Rent, additional rent and other sums then due and payable hereunder to and including such date of purchase, and there shall be delivered to Lessee a deed or other conveyance of the interests in the Premises then being sold to Lessee and any other instruments reasonably necessary to evidence the conveyance of title thereto described in Section 6.01(a) and to assign any other property then required to be assigned by Lessor pursuant hereto. Lessee acknowledges and understands that any conveyance of the Premises by Lessor to Lessee shall be made on an “As-Is”, “Where-Is” and “With All Faults” basis, and without any representations or warranties, express, implied or statutory as to the Premises’ habitability, suitability, marketability, value, fitness for any particular use or purpose, the absence or presence of any latent or patent defects at or within the Premises, or the compliance of the Premises with any laws (including, without limitation, any environmental laws), and the deed by which Lessor conveys the Premises to Lessee shall contain express language to such effect.

(c) There shall be no adjustments at the closing of a purchase pursuant to this Section 6.01. Lessee shall pay all charges incident to such conveyance and assignment,

including, without limitation, reasonable counsel fees, escrow fees, recording fees, title insurance premiums and all applicable transfer taxes (not including any income, capital gain or franchise taxes of Lessor) which may be imposed by reason of such conveyance and assignment and the delivery of said deed or conveyance and other instruments. Upon the completion of any purchase of the entire Premises (but not of any lesser interest than the entire Premises) but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Lessor), this Lease shall terminate, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to such completion of purchase or which specifically survive the expiration or earlier termination of this Lease.

(d) Prior to marketing the Premises for sale, Lessor shall give Lessee written notice of its desire to sell the Premises, and shall grant Lessee thirty (30) days from the date of such written notice to make an offer for the purchase of the Premises (if Lessee desires to do so), which offer Lessor may accept or reject in its sole discretion. If Lessor does not receive Lessee’s written offer on or before expiration of such thirty (30) day period, then Lessor shall be free to market, contract for and ultimately sell the Premises without liability or obligation to Lessee. If Lessor does receive the Lessee’s written offer within such thirty (30) day period, but the parties cannot agree on the purchase price, then Lessor shall be free to market, contract for and ultimately sell the Premises without liability or obligation to Lessee so long as the ultimate purchase price exceeds that offered by Lessee. However, if Lessor fails to close on the sale of the Premises to a third party for a purchase price that exceeds that offered by Lessee within 365 days of Lessor’s rejection of Lessee’s offer or Lessee’s withdrawal of its written offer to purchase the Premises, then Lessor must restart the first offer procedure under this subparagraph with Lessee. Upon agreement of the purchase price, the parties shall enter into a reasonable purchase agreement incorporating the terms set forth in subsections 6.01(a), 6.01(b), and Section 6.01(c) above which shall also give Lessee 45 days to obtain financing for the purchase. Closing will take place on the earlier of 15 days of Lessee obtaining a written commitment for financing or 60 days from the date of the purchase agreement. Notwithstanding anything in this subsection 6.01(d) to the contrary, Lessee’s right of first offer contained herein shall be expressly subject, subordinate and inferior to any mortgage or other security instrument granted or entered into by Lessor in connection with the loan by which Lessor acquired the Premises from GAMI, L.P., and any mortgage or other security instrument hereafter placed upon the Premises by Lessor, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof.

Section 6.02 Condemnation and Casualty

(a) General Provisions. Except as provided in Section 6.02(b) and (c), Lessee hereby irrevocably assigns to Lessor any award, compensation or insurance payment to which Lessee may become entitled by reason of Lessee’s interest in the Premises (i) if the use, occupancy or title of the Premises or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain (“Condemnation”) or (ii) if the Premises or any part thereof is damaged or destroyed by fire, flood or other casualty (“Casualty”). All awards, compensations and insurance payments on account of any Condemnation or Casualty are herein collectively called “Compensation”. Lessee may not unilaterally negotiate, prosecute or adjust any claim for any Compensation. Lessee must consult with and obtain Lessor’s consent thereto. If the parties are unable to so agree, then they shall appoint a entity or individual that specializes in such negotiations who shall negotiate, prosecute and adjust a claim for Compensation. Lessor shall be entitled to participate in any such proceeding, action, negotiation, prosecution, appeal or adjustment as contemplated herein. Notwithstanding anything to the contrary contained in this Article VI, any separate Compensation made to Lessee for its moving and relocation expenses, anticipated loss of business profits, loss of goodwill or fixtures and equipment paid for by Lessee and which are not part of the Premises (including, without limitation, the Severable Property) shall be paid directly to and shall be retained by Lessee (and shall not be deemed to be “Compensation”). All Compensation shall be applied pursuant to this Section 6.02, and all such Compensation (less the expense of collecting such Compensation) is herein called the “Net Proceeds.” Except as specifically set for herein, all Net Proceeds shall be paid to the Proceeds Trustee (as defined herein) and applied pursuant to this Section 6.02.

(b) Substantial Condemnation. If a Condemnation shall, in Lessee’s good faith judgment, affect all or a substantial portion of the Premises and shall render the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, then Lessee may, not later than 60 days after a determination has been made as to when possession of the Premises must be delivered with respect to such Condemnation, deliver to Lessor (i) notice of its intention (“Notice of Intention”) to terminate this Lease on the next rental payment date which occurs not less than 90 days after the delivery of such notice (the “Condemnation Termination Date”), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Condemnation has rendered the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, and (iii) an irrevocable offer by Lessee to Lessor to purchase on the Condemnation Termination Date any remaining portion of the Premises and the Net Proceeds, if any, payable in connection with such Condemnation (or the right to receive the same when made, if payment thereof has not yet been made), at a price equal to the greater of (a) Fair Market Value, or (b) the then current annual Basic Rent divided by .09. If Lessor shall reject such offer by notice given to Lessee not later than 15 days prior to the Condemnation Termination Date, this Lease shall terminate on the Condemnation Termination Date, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have accrued on or prior to the Condemnation Termination Date, upon payment by Lessee of all Basic Rent, additional rent and other sums due and payable hereunder to and including the Condemnation Termination Date, and the Net Proceeds shall belong to Lessor. Unless Lessor shall have rejected such offer in accordance with this Section, Lessor shall be conclusively considered to have accepted such offer, and, on the Condemnation Termination Date, there shall be conveyed to Lessee or its designee the remaining portion of the Premises, if any, and there shall be assigned to Lessee or its designee all its interest in the Net Proceeds, pursuant to and upon compliance with Section 6.01. In the event Lessee does not deliver the Notice of Intention to Lessor, Lessor shall permit so much of the Net Proceeds as may be necessary to be utilized by Lessee to repair or restore the Premises, subject to the reasonable requirements of Lessor’s Mortgagee.

(c) Substantial Casualty During Certain Period. If an insured Casualty shall, in Lessee’s good-faith judgment, affect all or a substantial portion of the Premises during the last five (5) years of the Primary Term or at any time during an Extended Term and shall render the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, then Lessee may, not later than 150 days after such Casualty, deliver to Lessor (i) notice of its intention to terminate this Lease on the next rental payment date which occurs not less than 60 days after the delivery of such notice (the “Casualty Termination Date”), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Casualty has rendered the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, and (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Lessee is obligated to comply pursuant to this Lease. Upon payment by Lessee of all Basic Rent, additional rent and other sums then due and payable hereunder to and including the Casualty Termination Date, this Lease shall terminate on the Casualty Termination Date except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have accrued on or prior to the Casualty Termination Date, and the Net Proceeds shall belong to Lessor.

(d) Less Than Substantial Condemnation or Any Casualty During the Interim Term or the Primary Term. If, after a Condemnation or Casualty, Lessee does not give or does not have the right to give notice of its intention to terminate this Lease as provided in subsection 6.02(b) or (c), then this Lease shall continue in full force and effect and Lessee shall, at its expense, rebuild, replace or repair the Premises in conformity with the requirements of subsections 2.01, 2.02 and 5.03 so as to restore the Premises (in the case of Condemnation, as nearly as practicable) to the condition, and character thereof immediately prior to such Casualty or Condemnation; provided that Lessee and Lessor shall use reasonable efforts to consider modifications which would make the Improvements a more contemporary design. To the extent the Net Proceeds with respect to any Casualty are less than $250,000, such amount shall be paid to Lessee to be used to rebuild, replace or repair the Premises in a lien free and good and workmanlike manner. To the extent the Net Proceeds from any Casualty are $250,000 or greater, such amount shall be paid to the Proceeds Trustee and prior to any such rebuilding, replacement or repair, Lessee shall determine the maximum cost thereof (the “Restoration Cost”), which amount shall be reasonably acceptable to Lessor. The Restoration Cost shall be paid first out of Lessee’s own funds to the extent that the Restoration Cost exceeds the Net Proceeds payable in connection with such occurrence, after which expenditure Lessee shall be entitled to receive the Net Proceeds from the Proceeds Trustee, but only against (i) certificates of Lessee delivered to Lessor and the Proceeds Trustee from time to time but no more often than monthly as such work of rebuilding, replacement and repair progresses, each such certificate describing the work for which Lessee is requesting payment and the cost incurred by Lessee in connection therewith and stating that Lessee has not theretofore received payment for such work and (ii) such additional documentation or conditions as Lessor or the Proceeds Trustee may reasonably require, including, but not limited to, copies of all contracts and subcontracts relating to restoration, architects’ certifications, title policy updates and lien waivers or releases. Any Net Proceeds remaining after final payment has been made for such work and after Lessee has been reimbursed for any portions it contributed to the Restoration Cost with respect to any Casualty shall be paid to Lessee and with respect to any Condemnation shall be paid to Lessor. In the event of any temporary Condemnation, this Lease shall remain in full effect and Lessee shall be entitled to receive the Net Proceeds allocable to such temporary Condemnation, except that any portion of the Net Proceeds allocable to the period after the expiration or termination of the Lease Term shall be paid to Lessor. If the cost of any rebuilding, replacement or repair required to be made by Lessee pursuant to this subsection 6.02(d) shall exceed the amount of such Net Proceeds, the deficiency shall be paid by Lessee.

(e) Notwithstanding anything to the contrary in this Lease, all of the foregoing provisions of this Section 6.02 shall be subject and subordinate to any provisions to the contrary contained in any Subordination, Non-Disturbance and Attornment Agreement, Mortgage or other document evidencing or securing a loan made by any Mortgagee to Lessor agreed to by Lessee in writing.

Section 6.03 Insurance.

(a) Lessee will maintain the following insurance on the Premises:

(i) Insurance against all risks of direct physical loss, including loss by fire, lightning, flooding (if the Premises are in a flood zone), earthquakes and other risks which at the time are included under “extended coverage” endorsements, in amounts sufficient to prevent Lessor and Lessee from becoming a coinsurer of any loss but in any event in amounts not less than 100% of the actual replacement value of the Improvements, exclusive of foundations and excavations, with no exclusion for terrorism and with deductibles of not more than $50,000 per occurrence; provided, however, the deductible for flood insurance shall be no more than $50,000 per occurrence and the deductible for earthquake damage shall be no more than the greater of (a) $100,000 or (b) three percent (3%) of the actual replacement value of the Improvements per occurrence;

(ii) General public liability insurance and/or umbrella liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises in the minimum amounts of $5,000,000 for bodily injury or death to any one person, $10,000,000 for any one accident and $5,000,000 for property damage to others or in such greater amounts as are then customary for property similar in use to the Premises;

(iii) Rent loss insurance or business interruption insurance in an amount sufficient to cover loss of rents from the Premises pursuant to this Lease for a period of at least eighteen (18) months;

(iv) Worker’s compensation insurance to the extent required by the law of the state in which the Premises are located;

(v) Boiler and machinery insurance in respect of any boilers and similar apparatus located on the Premises in the minimum amount of $500,000 or in such greater amounts as to adequately insure the Premises;

(vi) During any period of construction on the Premises, builder’s risk insurance on a completed value, nonreporting basis for the total cost of such alterations or improvements, and workers’ compensation insurance as required by applicable law. This coverage may be provided by Lessee’s all risk property insurance pursuant to Section 6.03(i) herein; and

(vii) Such other insurance in such kinds and amounts, with such deductibles and against such risks, as Lessor’s Mortgagee may require or as is commonly obtained in the case of property similar in use to the Premises and located in the state in which the Premises are located by prudent owners of such property.

Such insurance shall be written by companies authorized to do business in the state where the Premises are located and carrying a claims paying ability rating of at least A-XII by A.M. Best or A by Standard and Poor’s, as applicable, and with the exception of workers’ compensation insurance, shall name Lessor as an additional insured as its interest may appear. If the Premises or any part thereof shall be damaged or destroyed by Casualty, and if the estimated cost of rebuilding, replacing or repairing the same shall exceed $50,000, Lessee promptly shall notify Lessor thereof.

(b) Every such policy provided pursuant to clause (a)(i), above shall bear a mortgagee endorsement in favor of any mortgagee(s) or beneficiary(ies) identified by Lessor (whether one or more, the “Mortgagee”) under any mortgages, deeds of trust or similar security instruments creating a lien on the interest of Lessor in the Premises (whether one or more, the “Mortgage”), and any loss under any such policy shall be payable to the Mortgagee which has a first lien on such interest (if there is more than one first Mortgagee, then to the trustee for such Mortgagees) to be held and applied by Mortgagee toward restoration pursuant to Section 6.02. Every such policy with the exception of workers’ compensation insurance, shall name the Mortgagee as an additional insured as its interest may appear. Every policy referred to in subsection 6.03(a) shall provide that it will not be cancelled or amended except after a minimum of 30 days’ written notice to Lessor and the Mortgagee and that it shall not be invalidated by any act or negligence of Lessor, Lessee or any person or entity having an interest in the Premises, nor by occupancy or use of the Premises for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to the Premises, nor by change in title to or ownership of the Premises. The “Proceeds Trustee” shall be a financial institution selected by Lessor and reasonably approved by Lessee and may be the Mortgagee.

(c) Lessee shall deliver to Lessor and Mortgagee (i) upon request copies of the applicable insurance policies and (ii) original or duplicate certificates of insurance, satisfactory to Lessor and Mortgagee evidencing the existence of all insurance which is required to be maintained by Lessee hereunder and payment of all premiums therefor, such delivery to be made (i) upon the execution and delivery hereof and (ii) at least 10 days prior to the expiration of any such insurance. Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 6.03 unless Lessor is named an additional insured therein and unless there is a mortgagee endorsement in favor of Mortgagee with loss payable as provided herein. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor and Mortgagee the policies or certificates evidencing the same. Any insurance required hereunder may be provided under blanket policies, provided that the Premises are specified therein.

(d) If required by Lessor’s Mortgagee at any time during the Lease Term, or if an Event of Default shall occur, upon the request of Lessor, Lessee shall, in addition to and concurrently with the payment of Basic Rent as required in subsection 1.04(a) hereof, pay one-twelfth of the amount (as estimated by Lessor or Lessor’s Mortgagee, as applicable) of the annual premiums for insurance required under this Section next becoming due and payable with respect to the Premises. Lessee shall also pay to Lessor on demand therefor the amount by which the actual insurance premiums exceed the payment by Lessee required in this subsection.

(e) The requirements of this Section 6.03 shall not be construed to negate or modify Lessee’s obligations under Section 5.04.

ARTICLE VII

7.01 Conditional Limitations; Default Provisions.

(a) Any of the following occurrences or acts shall constitute an Event of Default under this Lease:

(i) If Lessee shall (1) fail to pay any Basic Rent, additional rent or other sum when due or (2) fail to observe or perform any other provision hereof and such nonmonetary failure shall continue for 30 days after written notice to Lessee of such failure (provided that, in the case of any such failure which cannot be cured by the payment of money and cannot with diligence be cured within such 30-day period, if Lessee shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such failure may be cured shall be extended for such period not to exceed 180 days as is necessary to complete the curing thereof with diligence);

(ii) If any representation or warranty of Lessee set forth in any certificate provided by Lessee pursuant to this Lease, shall prove to be incorrect in any material adverse respect as of the time when the same shall have been made in a way adverse to Lessor and Lessor shall suffer a loss or detriment as a result thereof, including, without limitation, the taking of any action (including, without limitation, the demise of the Premises to Lessee herein) in reliance upon such representation or warranty and, in each case, the facts shall not be conformed to the representation and warranty as soon as practicable in the circumstances (but in no event to exceed 30 days) after written notice to Lessee from Lessor of such inaccuracy and Lessor restored to the position it would have enjoyed had such representation or warranty been accurate at the time it was made;

(iii) If Lessee shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state law or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors, or if a petition proposing the adjudication of Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee shall consent to or acquiesce in the filing thereof or such petition shall not be discharged or denied within 90 days after the filing thereof;

(iv) If a receiver, trustee or conservator of Lessee or of all or substantially all of the assets of Lessee or of the Premises or Lessee’s or estate therein shall be appointed in any proceeding brought by Lessee, or if any such receiver, trustee or conservator shall be appointed in any proceeding brought against Lessee and shall not be discharged within 90 days after such appointment, or if Lessee shall consent to or acquiesce in such appointment;

(v) If the Premises shall have been abandoned and not maintained in the manner required hereunder for a period of 10 consecutive days after written notice of such from Lessor to Lessee;

(vi) If a Letter of Credit has been posted as the Security Deposit or other security hereunder, and the issuer of the Letter of Credit cancels, terminates or refuses to honor it, and Lessee shall fail to renew the Letter of Credit within forty-five (45) days or shall fail to post a cash equivalent amount of the Letter of Credit or a replacement letter of credit within forty-five (45) days after notice of such cancellation, termination or refusal; and

(vii) If there is an Event of Default by Lessee under that certain Lease Agreement dated of even date hereof between Lessee and NL Ventures V Resource, L.P., as Lessor (the “Fernley Lease”), for Lessee’s facility located in Fernley, Nevada.

(b) If an Event of Default shall have happened and be continuing, Lessor shall have the right to give Lessee notice of Lessor’s termination of the Lease Term. Upon the giving of such notice, the Lease Term and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Lease Term, and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as hereinafter provided.

(c) If an Event of Default shall have happened and be continuing, Lessor shall have the immediate right upon seventy-two (72) hour notice, whether or not the Lease Term shall have been terminated pursuant to subsection 7.01(b), to reenter and repossess the Premises and the right to remove all persons and property (subject to Section 3.02) therefrom by summary proceedings, ejectment or any other legal action or in any lawful manner Lessor determines to be necessary or desirable. Lessor shall be under no liability by reason of any such reentry, repossession or removal. No such reentry, repossession or removal shall be construed as an election by Lessor to terminate the Lease Term unless a notice of such termination is given to Lessee pursuant to subsection 7.01(b) or unless such termination is decreed by a court.

(d) At any time or from time to time after a reentry, repossession or removal pursuant to subsection 7.01(c), whether or not the Lease Term shall have been terminated pursuant to subsection 7.01(b), Lessor may relet the Premises for the account of Lessee, in the name of Lessee or Lessor or otherwise. Lessor may collect any rents payable by reason of such reletting. Lessor shall not be liable for any failure to relet the Premises or for any failure to collect any rent due upon any such reletting. Notwithstanding the foregoing, Lessor agrees to make reasonable efforts to mitigate its damages under this Lease in the event Lessee actually vacates or advises Lessor that it is, as of a specified date, to vacate the Premises. The phrase “reasonable efforts,” as it relates to Lessor’s duty to attempt to relet the Premises, shall require Lessor to do only the following: (i) notify Lessor’s management company or broker, if any, in writing of the availability of the Premises for reletting, (ii) post Lessor’s leasing contact telephone number in an appropriate area of the Premises, and (iii) show the Premises to any prospective Lessee interested in the Premises and to any prospective Lessee specifically referred to Lessor by Lessee. Under any requirement of Lessor to use “reasonable efforts” as described herein, (i) Lessor shall not be required to relet the Premises ahead of any other properties in the same market not producing any income to Lessor; (ii) Lessor shall be entitled to consider Lessee quality, Lessee-mix, the financial condition of any prospective Lessee, the nature of the Premises, the proposed use of the Premises by any prospective Lessee, and any rights of existing sublessees located in the Premises, in making any leasing decision without being deemed to have violated its mitigation requirement hereunder; and (iii) under any new lease entered into by Lessor, Lessor may relet all or any portion of the Premises to create an appropriate block of space for a new Lessee, may relet for a greater or lesser term than that remaining at that time under this Lease, and may include free rent, concessions, inducements, alterations and upgrades in the new lease. If a reletting occurs, Lessor shall recoup all of its expenses of reletting (including, without limitation, all expenses relating to remodeling, alterations, repairs, capital improvements, brokerage fees, decorating fees, and fees for architects, designers, space planners and attorneys) before Lessee is entitled to a credit on the damages owed by Lessee hereunder. If Lessor shall do all the foregoing then, anything in this Lease, or any statute, or common law rule to the contrary notwithstanding, Lessor shall be deemed to have met its duty (if any) to mitigate its damages hereunder.

(e) No expiration or termination of the Lease Term pursuant to subsection 7.01(b), by operation of law or otherwise, and no reentry, repossession or removal pursuant to subsection 7.01(c) or otherwise, and no reletting of the Premises pursuant to subsection 7.01(d) or otherwise, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, reentry, repossession, removal or reletting.

(f) In the event of any expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Lessee shall pay to Lessor all Basic Rent, additional rent and other sums required to be paid by Lessee, in each case to and including the date of such expiration, termination, reentry, repossession or removal, and, thereafter, Lessee shall, until the end of what would have been the Lease Term in the absence of such expiration, termination, reentry, repossession or removal and whether or not the Premises shall have been relet, be liable to Lessor for, and shall pay to Lessor, as liquidated and agreed current damages: (i) all Basic Rent, all additional rent and other sums which would be payable under this Lease by Lessee in the absence of any such expiration, termination, reentry, repossession or removal, together with all expenses of Lessor in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses (including, without limitation, fees and expenses of appellate proceedings), employee’s expenses, alteration costs and expenses of necessary preparation for such reletting), less (ii) the net proceeds, if any, of any reletting effected for the account of Lessee pursuant to subsection 7.01(d). Lessee shall pay such liquidated and agreed current damages on the dates on which rent would be payable under this Lease in the absence of such expiration, termination, reentry, repossession or removal, and Lessor shall be entitled to recover the same from Lessee on each such date.

(g) At any time after any such expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, whether or not Lessor shall have collected any liquidated and agreed current damages pursuant to subsection 7.01(f), Lessor shall be entitled to recover from Lessee, and Lessee shall pay to Lessor on demand, as and for liquidated and agreed final damages for Lessee’s default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (a) the aggregate of all Basic Rent, additional rent and other sums which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, to date to which Lessee shall have satisfied in full its obligations under subsection 7.01(f) to pay liquidated and agreed current damages) for what would be the then unexpired Lease Term in the absence of such expiration, termination, reentry, repossession or removal, discounted at the Reference Rate (equal to the then current yield on United States Treasury Notes having a maturity as of the stated date for expiration of the then existing Term of this Lease, plus 2% per annum) over (b) the then fair rental value of the Premises, discounted at the Reference Rate for the same period. If any law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such law.

Section 7.02 Bankruptcy or Insolvency.

(a) If Lessee shall become a debtor in a case filed under Chapter 7 or Chapter 11 of the Bankruptcy Code and Lessee or Lessee’s trustee shall fail to elect to assume this Lease within 60 days after the filing of such petition or such additional time as provided by the court within such 60-day period, this Lease shall be deemed to have been rejected. Immediately thereupon, Lessor shall be entitled to possession of the Premises without further obligation to Lessee or Lessee’s trustee, and this Lease, upon the election of Lessor, shall terminate, but Lessor’s right to be compensated for damages (including, without limitation, liquidated damages pursuant to any provision hereof) or the exercise of any other remedies in any such proceeding shall survive, whether or not this Lease shall be terminated.

(b) Neither the whole nor any portion of Lessee’s interest in this Lease or its estate in the Premises shall pass to any trustee, receiver, conservator, assignee for the benefit of creditors or any other person or entity, by operation of law or otherwise under the laws of any state having jurisdiction of the person or property of Lessee, unless Lessor shall have consented to such transfer. No acceptance by Lessor of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to constitute such consent by Lessor nor shall it be deemed a waiver of Lessor’s right to terminate this Lease for any transfer of Lessee’s interest under this Lease without such consent.

Section 7.03 Additional Rights of Lessor.

(a) Except as provided in Section 7.01(g), no right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Lessor of any Basic Rent, additional rent or other sums payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Lessor of any provision hereof shall be deemed to have been made unless made in writing. Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Lessor by law or equity.

(b) Lessee hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have to redeem the Premises or to have a continuance of this Lease after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Lease Term as herein provided, (ii) the benefits of any law which exempts property from liability for debt and (iii) Lessee specifically waives any rights of redemption or reinstatement available by law or any successor law.

(c) If an Event of Default on the part of Lessee shall have occurred hereunder and be continuing, then, without thereby waiving such default, Lessor may, but shall be under no obligation to, take all action, including, without limitation, entry upon the Premises, to perform the obligation of Lessee hereunder immediately and without notice in the case of any emergency as may be reasonably determined by Lessor and upon five business days’ notice to Lessee in other cases. All reasonable expenses incurred by Lessor in connection therewith, including, without limitation, attorneys’ fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings), shall constitute additional rent under this Lease and shall be paid by Lessee to Lessor upon demand.

(d) If Lessee shall be in default in the performance of any of its obligations under this Lease beyond any applicable grace or cure period hereunder, Lessee shall pay to Lessor, on demand, all expenses incurred by Lessor as a result thereof, including, without limitation, reasonable attorneys’ fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings) and any additional sums (including any late charge, default penalties, interest and fees of the counsel of Lessor’s Mortgagee) which are payable by Lessor to its Mortgagee by reason of Lessee’s late payment or non-payment of Basic

Rent. If Lessor shall be made a party to any litigation commenced against Lessee and Lessee shall fail to provide Lessor with counsel approved by Lessor and pay the expenses thereof, Lessee shall pay all costs and reasonable attorneys’ fees and expenses in connection with such litigation (including, without limitation, fees and expenses incurred in connection with any appellate proceedings).

(e) If Lessee shall fail to pay when due any Basic Rent, additional rent or other sum required to be paid by Lessee hereunder, Lessor shall be entitled to collect from Lessee as additional rent and Lessee shall pay to Lessor, in addition to such Basic Rent, additional rent or other sum, a late payment charge on the delinquency equal to the Late Rate from the date due until paid. The Late Rate shall be the lesser of (i) that per annum rate of interest which exceeds by two (2) percentage points the base rate most recently announced by Citibank, N.A., New York, New York, as its Base Rate or (ii) the maximum rate permitted by applicable law. In addition to all other remedies Lessor has hereunder, if Lessee shall fail to pay any Basic Rent, additional rent or other sum, as and when required to be paid by Lessee hereunder prior to the expiration for the period of payment pursuant to subsection 7.01(a)(i)(1), Lessor shall be entitled to collect from Lessee, and Lessee shall pay to Lessor, as additional rent, an amount equal to 1% of the amount shown in the notice as unpaid.

ARTICLE VIII

Section 8.01 Notices and Other Instruments. All notices, offers, consents and other instruments given pursuant to this Lease shall be in writing and shall be validly given when hand delivered or sent by a courier or express service guaranteeing overnight delivery or by telecopy, with original being promptly sent as otherwise provided above, addressed as follows:

If to Lessor:	NL VENTURES V NAVE, L.P.
c/o AIC Ventures
8080 North Central Expwy - Suite 1080
Dallas, TX 75206
Attention: Peter Carlsen
Facsimile: [redact]

With a copy to:	Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, Texas 78205
Attention: Heath D. Esterak
Facsimile: [redact]

If to Lessee:	A.R.E. Inc.
P.O. Box 1100
400 Nave Rd. S.E.
Massillon, Ohio 44648
Attention: S. Ralph Gatti, CEO
Facsimile: [redact]

With a copy to:	Stimler Law Offices
50 South Main Street, Suite 703
Akron Ohio 44308
Attention: James T. Stimler, Esq.
Facsimile: [redact]

Lessor and Lessee each may from time to time specify, by giving 15 days’ notice to each other party, (i) any other address in the United States as its address for purposes of this Lease and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder. Notices given in accordance with this Section 8.01 shall be deemed delivered on the day after they are sent.

Section 8.02 Estoppel Certificates; Financial Information.

(a) Lessee will, upon 10 business days’ written notice at the request of Lessor, execute, acknowledge and deliver to Lessor a certificate of Lessee, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and stating the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid and either stating that to the knowledge of Lessee no default exists hereunder or specifying each such default of which Lessee has knowledge and whether or not Lessee is still occupying and operating the Premises and such other information as Lessor shall reasonably request. Any such certificate may be relied upon by any actual or prospective mortgagee or purchaser of the Premises. Lessor will, upon 10 business days’ written notice at the request of Lessee, execute, acknowledge and deliver to Lessee a certificate of Lessor, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of Lessor no default exists hereunder or specifying each such default of which Lessor has knowledge. Any such certificate may be relied upon by Lessee or any actual or prospective assignee or sublessee of the Premises.

(b) Lessee shall deliver to Lessor within ninety (90) days of the close of each fiscal year, annual audited financial statements of Lessee (which, at a minimum, shall include a balance sheet of Lessee and its consolidated subsidiaries, if any, as of the end of such year, a statement of profits and losses of Lessee and its consolidated subsidiaries, if any, for such year and a statement of cash flows of Lessee and its consolidated subsidiaries, if any, for such year, setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope) prepared by a firm of independent certified public accountants. If prepared by Lessee, Lessee shall also furnish to Lessor within thirty (30) days after the end of each quarter unaudited internal financial statements and all other quarterly reports of Lessee (which, at a minimum, shall include a balance sheet of Lessee and its consolidated subsidiaries, if any, as of the end of such quarter and statements of profits and losses of Lessee and its consolidated subsidiaries, if any, for such quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year in reasonable detail and scope) certified by Lessee’s chief financial officer. If Lessee is in default of the Lease or Lessor has a good-faith bona fide belief that Lessee may be in danger of becoming in default of the Lease, Lessee shall also provide audited financial statements at any other time upon Lessor’s written request. All annual financial statements shall be accompanied by an opinion of said accountants stating that the audit was performed in accordance with GAAP.

(c) Upon an Event of Default, Lessor and its agents and designees may enter upon and examine the Premises and examine the records and books of account and discuss the finances and business with the officers of the Lessee at reasonable times during normal business hours and on reasonable advance written notice. Lessee shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit. Lessee may designate an employee to accompany Lessor, its agents and designees on such examinations. Lessor and its agents and designees may enter upon and examine the Premises and show the Premises to prospective mortgagees and/or purchasers at reasonable times during normal business hours and on reasonable advance written notice, subject to Lessee’s reasonable policies and reasonably required forms as to Lessee Confidential Information and Trade Secrets.

ARTICLE IX

Section 9.01 No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate, as well as the fee estate in the Premises or any interest in such fee estate.

Section 9.02 Surrender. Upon the expiration or termination of this Lease, Lessee shall surrender the Premises to Lessor in as good repair and condition as received under Section 2.01(a) except for any damage resulting from Condemnation or Casualty or normal wear and tear not required to be repaired by Lessee. Lessee, at its own expense, agrees to repair, replace or install a new roof during the Term in compliance with the terms of Section 2.02 hereof such that the repaired, replaced or new roof shall have a useful life with a minimum duration of ten (10) years at surrender of the Premises. The provisions of this Section and Article III shall survive the expiration or other termination of this Lease.

Section 9.03 [Intentionally Deleted]

Section 9.04 Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Lessor shall not discharge or relieve Lessee from any of its obligations hereunder unless Lessor’s breach causes a violation of Lessor’s covenant of quiet enjoyment. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of Lessor to the same extent as if each such successor and assign were named as a party hereto. All provisions contained in this Lease shall be binding upon the successors and assigns of Lessee and shall inure to the benefit of and be enforceable by the permitted successors and assigns of Lessee in each case to the same extent as if each successor and assign were named as a party hereto. This Lease shall be governed by and interpreted in accordance with the laws of the state in which the Premises are located.

Section 9.05 Table of Contents and Headings; Internal References. The table of contents and the headings of the various paragraphs and exhibits of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease. Unless stated to the contrary, any references to any Section, subsection, Exhibit and the like contained herein are to the respective Section, subsection, Exhibit and the like of this Lease.

Section 9.06 Counterparts. This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been executed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be executed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument) and shall have been delivered by each of the parties to the other.

Section 9.07 No Personal Liability. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of any partner, director, member, officer or shareholder of Lessor, its successors or assigns with respect to any of the terms, covenants and conditions of this Lease, such exculpation of liability to be absolute and without any exception whatsoever. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessee, that there shall be absolutely no personal liability on the part of any employee, agent, partner, director, member, officer or shareholder of Lessee, its successors or assigns with respect to any of the terms, covenants and conditions of this Lease.

Section 9.08 Amendments and Modifications. Except as expressly provided herein, this Lease may not be modified or terminated except by a writing signed by Lessor and Lessee.

Section 9.09 Additional Rent. All amounts other than Basic Rent which Lessee is required to pay or discharge pursuant to this Lease, including the charge provided for by Section 7.03(e) hereof, shall constitute additional rent which shall include, but not be limited to all reasonable costs and expenses of Lessee and Lessor which are incurred in connection or associated with (A) the use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Premises, (B) the performance of any of Lessee’s obligations under this Lease, (C) the prosecution, defense or settlement of any litigation involving or arising from any of the Premises or this Lease, (D) the enforcement by Lessor, its successors and assigns, of any of its right under this Lease, (E) any amendment to or modification of this Lease made at the request of Lessee, (F) costs of Lessor’s counsel incurred in connection with any act undertaken by Lessor (or its counsel) at the request of Lessee, or incurred in connection with any act of Lessor performed on behalf of Lessee pursuant to this Lease.

Section 9.10 Consent of Lessor. Except as specifically set forth in this Lease, all consents and approvals to be granted by Lessor shall not be unreasonably withheld or delayed, and Lessee’s sole remedy against Lessor for the failure to grant any consent shall be to seek injunctive relief. In no circumstance will Lessee be entitled to damages with respect to the failure to grant any consent or approval.

Section 9.11 Quiet Enjoyment. Lessor covenants that, subject to the rights of Lessor under this Lease, Lessee shall hold and enjoy the Premises during the term of this Lease, free from any hindrance or interference from Lessor or any party claiming by, through or under Lessor.

Section 9.12 Holding Over. If Lessee remains in possession of the Premises, or any part thereof, after the expiration or other termination of the Lease Term, without Lessor’s express written consent, Lessee shall be guilty of an unlawful detention of the Premises and shall be liable to Lessor for damages for use of the Premises during the period of such unlawful detention at a rate equal to 125% of the Basic Rent and all other amounts which would be payable during the Term hereof, plus any consequential damages suffered by Lessor. In the event of such unlawful detention, Lessee shall indemnify and hold Lessor harmless from and against any and all claims, suits, proceedings, losses, damages, liabilities, costs and expenses, including, without limitation, attorneys’ fees and disbursements, asserted against or incurred by Lessor, as a result of such unlawful detention. Notwithstanding the foregoing, Lessor shall be entitled to such other remedies and damages provided under this Lease or at law or in equity.

Section 9.13 [Intentionally Deleted]

Section 9.14 Financing. If Lessor desires to obtain or refinance any loan, Lessee shall execute any and all documents that such Mortgagee reasonably requires in connection with such financing, including any subordination, non-disturbance and attornment agreement (“SNDA” or “Subordination, Non-Disturbance and Attornment Agreement”), so long as the same do not adversely affect any right, benefit or privilege of Lessee under this Lease or increase Lessee’s obligations under this Lease.

Section 9.15 Subordination, Non-Disturbance and Attornment. Notwithstanding anything to the contrary in this Lease, this Lease and Lessee’s interest hereunder shall be subject, subordinate and inferior to any mortgage or other security instrument granted or entered into by Lessor in connection with the loan by which Lessor acquired the Premises from GAMI, L.P., and any mortgage or other security instrument hereafter placed upon the Premises by Lessor, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such mortgage (or a separate SNDA entered into between Lessee and the Mortgagee in whose favor such mortgage was granted) shall provide for the recognition of this Lease and all Lessee’s rights hereunder unless and until an Event of Default exists and Lessor shall have the right to terminate this Lease pursuant to any applicable provision hereof.

Section 9.16 Disclaimer of Purchase Rights. Except for the limited rights of Lessee to acquire title to the Premises in accordance with the provisions of Sections 6.01(d) and 6.02(b) hereof, nothing in this Lease is intended or shall operate to grant to Lessee of any right of first refusal, right of first offer, purchase option, or similar right to elect to purchase or acquire the Premises of any portion thereof, and Lessee hereby expressly waives any and all such rights.

Section 9.17 Security Deposit. Lessee will deposit or cause to be deposited with Lessor or Lessor’s Mortgagee, as Lessor shall designate, (a) on or before the date hereof, Four Hundred Thirty Five Thousand Two Hundred Ninety and No/100 Dollars ($435,290.00), and (b) on the first day of each month thereafter for twelve consecutive months, Eighteen Thousand One Hundred Thirty Seven and No/100 Dollars ($18,137.00), for a total of Six Hundred Fifty Two Thousand Nine Hundred Thirty Five and No/100 Dollars ($652,935.00) as a “Security Deposit” for its full and faithful performance of the terms of this Lease, it being expressly understood that such Security Deposit shall not be considered an advance payment of any Basic Rent, additional rent or other sums payable under this Lease or a measure of Lessor’s damages in case of an Event of Default. Payment of said Security Deposit shall be satisfied by Lessee’s deposit of cash or a Letter of Credit in said amounts. Lessee shall have the right to freely substitute cash for a Letter of Credit or vice versa. If Lessor transfers its interest in the Premises during the Lease Term to a transferee who assumes Lessor’s obligations hereunder and to whom the Security Deposit is transferred, Lessor may assign the Security Deposit to the transferee and, thereafter, Lessor shall have no further liability for the return of such Security Deposit to Lessee. Upon expiration or earlier termination of this Lease (absent an Event of Default), Lessor shall return the Security Deposit (or any unused portion thereof) to Lessee within sixty (60) days along with an accounting for same. If any cash Security Deposit is kept in escrow with Lessor’s Mortgagee, Lessor will make a good faith effort with Lessor’s Mortgagee to have that escrow account be an interest-bearing account, which interest shall be part of the Security Deposit and payable to Lessee at termination, if not used by Lessor according to Lease. For the purposes herein, “Letter of Credit” shall mean an irrevocable standby letter of credit issued to Lessor by a financially sound national banking association or state chartered bank having assets in excess of $10,000,000,000 and otherwise reasonably acceptable to Lessor, the proceeds of which shall be available to Lessor without the need for Lessor to satisfy any requirements or conditions whatsoever other than delivery of (a) the original Letter of Credit along with Lessor’s sight draft to the issuing institution with reference to the appropriate letter of credit number for the Letter of Credit, as set forth therein and (b) (i) a certificate signed by Lessor certifying that an Event of Default has occurred and is continuing under the Lease, or (ii) a certificate signed by Lessor certifying that Lessee has failed to renew the Letter of Credit at least thirty (30) days prior to its stated expiration date. The Letter of Credit shall be valid for an initial period of one (1) year from and after the date of its issuance and, by its express terms, shall provide (i) that its term shall automatically be extended for successive one (1) year periods unless at least thirty (30) days prior to the expiration of the initial one year term or any one year extension (as applicable) the issuer provides Lessor with written notification that it will not be extended, and (ii) that Lessor may assign (whether by way of outright or collateral assignment) all or any portion of its interest in the Letter of Credit to Lessor’s Mortgagee or any other person (including, without limitation, any third party purchaser). At Lessee’s request, if Lessor’s Mortgagee does not elect to hold the Security Deposit, Lessor will agree to hold any cash Security Deposit in a segregated account subject to a reasonable escrow agreement.

Section 9.18 Intentionally omitted.

Section 9.19 Lessee’s Financial Covenants and Release of Security Deposit. On the date the initial annual audited financial statement is delivered pursuant to Section 8.02(b) after deposit of the entire Security Deposit of $652,935.00 (“First Review Date”) and on each anniversary of the First Review Date thereafter, if (i) Lessee is profitable on a GAAP basis for the year immediately prior to the First Review Date or anniversary thereof, as applicable, and for three of such year’s four quarters; (ii) Lessee then has a Tangible Net Worth in excess of $3 million, and (iii) Lessee is not in default under any debt agreements (collectively, the “Financial Covenants”), then Lessor shall release $145,096.66 of the Security Deposit each year Lessee meets such criteria until such time that the Security Deposit is reduced to $217,645. If Lessor fails to meet the Financial Covenants any year subsequent to a release of Security Deposit then Lessee agrees to deposit such amounts as necessary to restore the Security Deposit to the level of the most recent previous year in which the level was higher. Lessee shall then be eligible for subsequent reductions upon again meeting the Financial Covenants as set forth herein. For the purposes of this Lease and the Guaranty, “Tangible Net Worth” shall mean at any date Lessee’s total stockholders’ equity (including subordinated debt of the Lessee held by the current shareholders) as shown on Lessee’s most recent audited annual financial statements, all as determined in accordance with GAAP. This potential annual reduction of the Security Deposit will continue so long as there is no prior uncured Event of Default and until such time that the Security Deposit is reduced to $217,645.

Section 9.20 Fair Market Value.

(a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedures:

(i) Lessor and Lessee shall endeavor to agree upon such Fair Market Value within fifteen (15) days after the date (the “Initial Date”) on which Lessee provides Lessor with the Notice of Intention pursuant to Section 6.02(b). Upon reaching any such agreement, the parties shall execute a written agreement setting forth the amount of such Fair Market Value.

(ii) If the parties shall not have signed such agreement within fifteen (15) days after the Initial Date, Lessee shall within twenty (20) days after the Initial Date select an appraiser and notify Lessor in writing of the name, address and qualifications of such appraiser. Within five (5) days following Lessor’s receipt of Lessee’s notice of the appraiser selected by Lessee, Lessor shall select an appraiser and notify Lessee of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Lessor by Lessee). If such two (2) appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Lessor and Lessee.

(iii) If such two (2) appraisers shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Lessor, then such appraisers shall advise Lessor and Lessee of their respective determination of Fair Market Value and shall select a third (3rd) appraiser to make the determination of Fair Market Value. The selection of the third (3rd) appraiser shall be binding and conclusive upon Lessor and Lessee.

(iv) If such two (2) appraisers shall be unable to agree upon the designation of a third (3rd) appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third (3rd) appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third (3rd) appraiser or a substituted third (3rd) appraiser, as applicable, shall, at the request of either party hereto, be appointed by the seniormost judge of the United States District Court, with jurisdiction over the Premises. If said Judge declines to appoint that appraiser, the matter shall be submitted to binding arbitration under the American Arbitration Association in that same location. The determination of Fair Market Value made by the third (3rd) appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

(v) If a third (3rd) appraiser is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third (3rd) appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Section 9.20(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third (3rd) appraiser. Such average shall be binding and conclusive upon Lessor and Lessee.

(vi) All appraisers selected or appointed pursuant to this Section 9.20(a) shall (A) be independent qualified MAI appraisers, (B) have no right, power or authority to alter or modify the provisions of this Lease, and (C) be registered in the state in which the Premises are located if such state provides for or requires such registration. The cost of the procedure described in this Section 9.20(a) shall be borne by Lessee.

(b) If, by virtue of any delay, Fair Market Value is not determined by the date set for closing, then the date on which the closing shall be held shall be extended as reasonably necessary.

Section 9.21 Single Transaction.

GAMI, L.P., as Seller, and NL Ventures V, L.P., as Buyer, entered into that certain Sale and Purchase Agreement dated as of September     , 2004 (“Sale Agreement”) for the purchase of the Premises and the premises located in Fernley, Nevada and for the immediate leaseback of both premises to Lessee. Of even date hereof, Lessor (as Buyer’s assignee) has entered into this Lease with Lessee, and NL Ventures V Resource, L.P. (as Buyer’s assignee) has entered into that certain Fernley Lease. This Lease and the Fernley Lease were necessary for the completion of the sale/leaseback transaction described in the Sale Agreement. Both this Lease and the Fernley Lease are part of a single transaction. Lessor and Lessee both agree that neither would have entered into this Lease, but for entering into the Fernley Lease.

[Signatures of Lessor and Lessee follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

NL VENTURES V NAVE, L.P.,
a Texas limited partnership

By:	NL Ventures V Nave Management, L.L.C.,
a Texas limited liability company,
its sole General Partner

	By:	/s/ Peter S. Carlsen
Peter S. Carlsen, President

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

I, the undersigned, a notary public in and for said county in said state, hereby certify that Peter S. Carlsen, who is the President of NL Ventures V Nave Management, L.L.C., a Texas limited liability company and sole General Partner of NL Ventures V Nave, L.P., a Texas limited partnership, has signed the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said company.

Given under my hand and official seal this 23rd day of September, 2004.

/s/ Ashley Murtaugh
Notary Public in and for the State of Texas
Ashley Murtaugh
Printed Name of Notary
My commission expires:	8-18-08

S-1

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

A.R.E. Inc., an Ohio corporation

By:	/s/ S. Ralph Gatti
S. Ralph Gatti, CEO and President

STATE OF OHIO	§
§
COUNTY OF SUMMIT	§

I, the undersigned, a notary public in and for said county in said state, hereby certify that S. Ralph Gatti, who is the CEO and President of A.R.E. Inc., an Ohio corporation, has signed the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said company.

Given under my hand and official seal this 25th day of September, 2004.

/s/ James T. Stimler, Esq.
Notary Public in and for the State of Ohio
Printed Name of Notary:	James T. Stimler
My commission expires:	No Expiration

S-2

EXHIBIT A

LEGAL DESCRIPTION

400 Nave Road, S.E.

Massillon, Ohio

Known as and being O.L. 599 and Part O.L. 598 in the Nova Technology Park as recorded in Plat Book 56, Page 20, in the City of Massillon, Stark County, Ohio, and being more fully described as follows:

The true place of beginning being an existing iron pin at the northeast corner of O.L. 543; said parcel being 1 OWD STA 30-7.64 as recorded in Volume 3510, Page 396; said point being on the west line of O.L. 599;

Thence N87°49’28”W along the north line of O.L. 543, a distance of 6.60’ to an iron pin on the east line of Nave Road S.E.;

Thence N2°03’13”E along said east line of Nave Road S.E., a distance of 293.07’ to an iron pin at the point of curvature of a curve to the right;

Thence on said curve with a delta of 90°00’00, a radius of 25.00’, an arc distance of 39.27’, and a chord distance of 35.35’ bearing N47°03’13”E;

Thence S87°56’47”E, a distance of 368.78’ to an iron pin;

Thence on said curve with a delta of 89°57’58”, a radius of 342.90’, an arc distance of 538.42’, and a chord distance of 484.79’ bearing S42°57’55”E to an iron pin at the point of tangency of said curve;

Thence continuing along the west line of Nova Drive S.E., S2°01’11”W, a distance of 538.22’ to an iron pin;

Thence S75°54’31”W, a distance of 661.28’ to an existing iron pin; said line being a 12.0090 acre tract being part of O.L. 598;

Thence N14°46’13”W, a distance of 255.84’ to an existing iron pin; said line being the easterly line of O.L. 565 and O.L. 543;

Thence N0°21’50”W, a distance of 502.36’ to the true place of beginning of the tract herein described containing 15.5294 acres.

A-1

EXHIBIT B

PERMITTED EXCEPTIONS

[Intentionally Omitted]

B-1

EXHIBIT C

SEVERABLE PROPERTY

All apparatus, personal property, trade fixtures, inventory, equipment, machinery, fittings, furniture, furnishings, chattel, materials and supplies located on and used in, or related to Lessee’s business, including, but not limited to, RTOs and all related equipment and ductwork, mainframe computers, kitchen equipment and telephone and similar systems and articles of personal property of every kind and nature whatsoever, and any additions, replacements, accessions and substitutions thereto or therefor, and all proceeds of all of the foregoing.

C-1

EXHIBIT D

BASIC RENT SCHEDULE

The annual Basic Rent for the Interim Term (as prorated) and the first Lease Year of the Primary Term shall be $870,580.00 for Massillon, Ohio (the “Initial Basic Rent”). The Basic Rent for each subsequent Lease Year of the Primary Term and the Extended Term, if any, shall increase in accordance with the following provisions.

Commencing on the first day of the second Lease Year of the Primary Term and on the first day of each successive Lease Year of the Primary Term and Extended Term, if any, throughout the Primary Term and Extended Term, if any, annual Basic Rent shall be equal to the sum of (a) the amount of annual Basic Rent applicable during the immediately prior Lease Year, and (b) an amount equal to the product derived by multiplying (i) the amount of annual Basic Rent applicable during the immediately prior Lease Year, times (ii) the greater of (A) the annual percentage increase in the Consumer Price Index (as defined below) that occurred during the immediately preceding calendar year (which percentage increase shall be stated as a decimal percentage), or (B) two percent (2.0%). Notwithstanding the foregoing, in no event shall the increase in Basic Rent from one Lease Year to the next exceed three percent (3%). For the purposes of this Lease, “Consumer Price Index” shall mean the Consumer Price Index for all Urban Consumers, U.S. City Average for all items (1982-84=100) as published by the Bureau of Labor Statistics of the U.S. Department of Labor, or its successor, last published within ten (10) days before the end of the prior Lease Year. If the Consumer Price Index as now constituted, compiled and published shall be revised or cease to be compiled and published during the Term, then Lessor and Lessee shall agree on some other index or comparable method by which to adjust the rental in the manner herein contemplated.

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered effective as of the 21st day of April, 2006 (“Effective Date”), between NL VENTURES V NAVE, L.P., a Texas limited partnership (“Landlord”) and A.R.E. Accessories, LLC, a Delaware limited liability company (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement dated as of September 27, 2004 (the “Lease”), which covers certain real property located in Stark County, Ohio, as more particularly described in Exhibit A attached hereto and incorporated herein for all purposes (the “Land”), together with certain improvements located thereon, as more particularly described in the Lease (collectively, the “Premises”). A.R.E. Inc. subsequently assigned its interest in the Lease to Tenant.

B. Landlord and Tenant desire to execute this Amendment to amend the Lease as more particularly set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good, fair and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the terms and provisions of the Lease are amended as follows:

1. Defined Terms and Related Matters.

A. Unless otherwise defined herein, the capitalized terms used herein which are defined in the Lease shall have the meanings specified therein.

B. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Amendment with respect to this Amendment shall refer to this Amendment as a whole and not to any particular provision of this Amendment.

2. Amendment.

Exhibit D entitled “Basic Rent Schedule” is hereby deleted in its entirety and replaced by Exhibit D attached hereto.

3. In the event that any one or more of the provisions contained in this Amendment shall be determined invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Amendment shall not be impaired in any way.

4. When required or implied by the context used, defined terms used herein shall include the plural as well as the singular, and vice versa.

5. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio, and to the extent controlling, applicable federal laws of the United States of America.

6. This Amendment shall be binding upon and inure to the benefit of all parties hereto and their respective successors and assigns; provided, however, that neither Tenant nor any of its respective successors or assigns may, without the prior written consent of Landlord or its respective successors or assigns, assign any rights, powers, duties or obligations hereunder.

7. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

8. This Amendment does not constitute a waiver of, or a consent to, any present or future violation of or default under, any provision of the Lease, or a waiver of the Landlord’s rights to insist upon future compliance with each term, covenant, condition and provision of the Lease, and the Lease shall continue to be binding upon, and inure to the benefit of, the Tenant and the Landlord and their respective successors and assigns.

9. Other than as set out herein the Lease shall be and remains in full force and effect.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories effective as of the day and year first above written.

LANDLORD:

NL Ventures V Nave, L.P., a Texas limited partnership

By: NL Ventures V Nave Management, L.L.C., a Texas limited liability company, its sole General Partner

By:	/s/ Peter S. Carlsen
Name:	Peter S. Carlsen
Title:	President

STATE OF TEXAS	§

§
COUNTY OF DALLAS	§

I, the undersigned, a notary public in and for said county in said state, hereby certify that Peter S. Carlsen, who is the President of NL VENTURES V NAVE MANAGEMENT, L.L.C., a Texas limited liability company, has signed the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as President and with full authority, executed the same voluntarily for and as the act of said limited liability company.

Given under my hand and official seal this 21st day of April, 2006.

/s/ Ashley Murtaugh
Notary Public in and for the State of Texas

Ashley Murtaugh
Printed Name of Notary

My commission expires: 8-18-08

TENANT:

A.R.E. Accessories, LLC, a Delaware limited liability company

By:	/s/ Dennis R Abbuhl Jr

Name:	Dennis R Abbuhl Jr

Title:	CFO

STATE OF OHIO	§

§

COUNTY OF STARK	§

I, the undersigned, a notary public in and for said county in said state, hereby certify that Dennis R. Abbuhl, who is the CFO of A.R.E. Accessories, LLC, a Delaware limited liability company, has signed the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he/she, as CFO and with full authority, executed the same voluntarily for and as the act of said limited liability company.

Given under my hand and official seal this 20th day of April, 2006.

/s/ Rebecca L. Green
Notary Public in and for the State of Ohio

Rebecca L. Green
Printed Name of Notary

My commission expires: 8-18-09

EXHIBIT A

LEGAL DESCRIPTION OF LAND

400 Nave Road, S.E.

Massillon, Ohio

Known as and being O.L. 599 and Part O.L. 598 in the Nova Technology Park as recorded in Plat Book 56, Page 20, in the City of Massillon, Stark County, Ohio, and being more fully described as follows:

The true place of beginning being an existing iron pin at the northeast corner of O.L. 543; said parcel being 1 OWD STA 30-7.64 as recorded in Volume 3510, Page 396; said point being on the west line of O.L. 599;

Thence N87°49’28”W along the north line of O.L. 543, a distance of 6.60’ to an iron pin on the east line of Nave Road S.E.;

Thence N2°03’13”E along said east line of Nave Road S.E., a distance of 293.07’ to an iron pin at the point of curvature of a curve to the right;

Thence on said curve with a delta of 90°00’00, a radius of 25.00’, an arc distance of 39.27’, and a chord distance of 35.35’ bearing N47°03’13”E;

Thence S87°56’47”E, a distance of 368.78’ to an iron pin;

Thence on said curve with a delta of 89°57’58”, a radius of 342.90’, an arc distance of 538.42’, and a chord distance of 484.79’ bearing S42°57’55”E to an iron pin at the point of tangency of said curve;

Thence continuing along the west line of Nova Drive S.E., S2°01’11”W, a distance of 538.22’ to an iron pin;

Thence S75°54’31”W, a distance of 661.28’ to an existing iron pin; said line being a 12.0090 acre tract being part of O.L. 598;

Thence N14°46’13”W, a distance of 255.84’ to an existing iron pin; said line being the easterly line of O.L. 565 and O.L. 543;

Thence N0°21’50”W, a distance of 502.36’ to the true place of beginning of the tract herein described containing 15.5294 acres.

EXHIBIT D

BASIC RENT SCHEDULE

The annual Basic Rent for the Interim Term (as prorated) and the first Lease Year of the Primary Term shall be $870,580.00 for Massillon, Ohio (the “Initial Basic Rent”). The Basic Rent for each subsequent Lease Year of the Primary Term and the Extended Term, if any, shall increase in accordance with the following provisions.

Commencing on the first day of the second Lease Year of the Primary Term and on the first day of each successive Lease Year of the Primary Term and Extended Term, if any, throughout the Primary Term and Extended Term, if any, annual Basic Rent shall be equal to the sum of (a) the amount of annual Basic Rent applicable during the immediately prior Lease Year, and (b) an amount equal to the product derived by multiplying (i) the amount of annual Basic Rent applicable during the immediately prior Lease Year, times (ii) the annual percentage increase in the Consumer Price Index (as defined below) that occurred during the immediately preceding calendar year (which percentage increase shall be stated as a decimal percentage). For any year in which the Consumer Price Index that occurred during the immediately preceding calendar year is equal to zero or less, there shall be no increase in Basic Rent for that Lease Year. Notwithstanding the foregoing, in no event shall the increase in Basic Rent from one Lease Year to the next exceed five percent (5%). For the purposes of this Lease, “Consumer Price Index” shall mean the Consumer Price Index for all Urban Consumers, U.S. City Average for all items (1982-84=100) as published by the Bureau of Labor Statistics of the U.S. Department of Labor, or its successor, last published within ten (10) days before the end of the prior Lease Year. If the Consumer Price Index as now constituted, compiled and published shall be revised or cease to be compiled and published during the Term, then Lessor and Lessee shall agree on some other index or comparable method by which to adjust the rental in the manner herein contemplated.